 Exhibit 10.1

June 9, 2011

John W. Sparacio
3213 Corte Tamarindo
Carlsbad, California, 92009

Dear Jack,

I am pleased to offer you a position at SonoSite, Inc. as Chief Operating Officer, reporting directly to me. Upon commencement of employment with the Company, you will be designated as an “executive officer” for purposes of Section 16 of the Securities Exchange Act of 1934.

The terms of your new position with the Company are set forth below:

1.           Start Date.  To be determined and subject to fulfillment of any conditions imposed by this letter.  A target date of June 20th is proposed.

2.   Compensation.  Your starting base salary will be $30,416.66/month.  In addition, you are eligible for annual incentive compensation, which is defined by the company and subject to board approval each fiscal year.  Your variable incentive compensation for 2011 at 100% of plan will be $235,000, pro-rated from your date of hire.  A copy of the executive variable compensation plan and 2011 metrics are attached.

3.           Stock. Upon approval of the Board of Directors and commencement of employment, you will be granted 30,000 of SonoSite, Inc. restricted stock units (RSU’s) and 30,000 stock options.  The RSU’s will vest 100% after 3 years from the grant date. The grant price of the stock options will be the fair market value of the SonoSite shares on the date of the option grant. The stock options vest 25% each year for 4 years.

As SonoSite’s Chief Operating Officer, you will be designated a “Section 16 officer” under the Securities Exchange Act, and will be required to publicly report changes in your beneficial ownership of SonoSite’s stock.  Our legal department will assist you in meeting these obligations.

             4.    Benefits.  In addition, the company offers a comprehensive benefits package including a 401(k) plan and medical, dental and vision coverage. In addition and subject to underwriting requirements, the Company will provide individual coverage for life insurance and long-term disability coverage in lieu of the Company group policies.  An overview of the benefits package is enclosed.

5.           Relocation.  SonoSite will also pay the costs of relocating you to the Seattle area, per the terms outlined in the attached relocation document.  Your signature below will serve as your agreement to reimburse SonoSite a prorated amount of the expenses incurred by the company in connection with your relocation if you voluntarily terminate employment within the first two (2) years of employment.  Certain relocation expenses are reportable as taxable income.  The non-deductible relocation expenses (as defined by IRS rules) paid to you or on your behalf to third parties will be grossed up and included with your wages on your W2 for the year in which the expenses were paid.

6.           Senior Management Agreement, and Indemnification Agreement. Subject to approval by the Board of Directors, you will be offered a Senior Management Employment Agreement, and an Indemnification Agreement, copies of which are attached.

8.           Proof of Right to Work.  For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.   Items that you will need for the verification of employment form are listed on the back of the Employment Eligibility Verification form.  The most commonly used documents are: Either both your social security card and driver’s license or your passport.

9.           Confidential Information Agreement.  Your acceptance of this offer and commencement of employment with the Company is also contingent upon the execution, and delivery to an officer of the Company,  the Company’s Employee Agreement Relating to Inventions, Patents, property Rights and Confidential Information (the “confidentiality Agreement”), a copy of which is enclosed for your review and execution.  This must be delivered prior to or on your Start Date.

 10.           Contingent Offer.  This employment offer is contingent upon our completion of background references and final approval of the Compensation Committee of the Board of Directors. We will inform you in writing when these conditions have been satisfied.  On the notification date, your acceptance of these terms of employment will become effective.

We are delighted to be able to extend you this offer and look forward to working with you.  To indicate your acceptance of the terms of the Company’s offer, please sign and date this letter in the space provided below and return it to Marla Koreis, Chief Administration Officer, in the enclosed envelope, along with a signed and dated copy of the Confidentiality Agreement.

This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral.  This letter may not be modified or amended except by written agreement, signed by the Company and you.

If you need assistance or have any other questions, please feel free to contact Marla Koreis at (425) 951-1212.

Sincerely,

/s/ Kevin M. Goodwin
Kevin M. Goodwin
President and Chief Executive Officer

encs.

I hereby accept the terms of the employment offer based on the conditions described in this letter.

/s/ John W. Sparacio	June 20, 2011
Signature	Date